UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009

Sepracor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19410	22-2536587
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA		01752
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On March 10, 2009 Sepracor Inc. (“Sepracor”) announced that it has entered into a Settlement and License Agreement with Teva Pharmaceuticals USA, Inc. (“Teva”) and Barr Laboratories, Inc. (“Barr”), a wholly owned subsidiary of Teva, to resolve the patent litigation against Barr involving Sepracor’s XOPENEX® brand levalbuterol HCl Inhalation Solution products (1.25 mg/3 mL, 0.63 mg/3 mL and 0.31 mg/3 mL) and to grant a license to Barr and Teva.  The Settlement and License Agreement permits Barr and Teva to launch generic versions of these XOPENEX Inhalation Solution dosages under terms of a non-exclusive license commencing on February 17, 2013.  The agreement also contains provisions whereby the effective date of Barr’s and Teva’s license can be earlier under certain circumstances.  Upon launch, Teva and Barr will pay Sepracor a royalty on their respective profit margins generated from the sales of generic versions of these XOPENEX Inhalation Solution dosages.  The parties agreed to promptly file a consent final judgment and dismissal in the United States District Court for the District of Delaware that will conclude this litigation.

The Settlement and License Agreement is a final settlement of the Barr litigation.  The settlement with Barr does not end all disputes related to generic XOPENEX Inhalation Solution products, as litigation against Dey, L.P. remains pending.  In compliance with U.S. law, the Settlement and License Agreement will be submitted to the U.S. Federal Trade Commission and Department of Justice and are subject to review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: March 10, 2009

By:

      /s/ Andrew I. Koven

Name: Andrew I. Koven

Title: Executive Vice President, General Counsel and Corporate Secretary